Exhibit 99.1

Potlatch Corporation 601 W. First Ave., Suite 1600 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com
News Release
For immediate release:

Contact:	(Investors)	(Media)
	Jerry Richards	Mark Benson
	509.835.1521	509.835.1513
Potlatch Corporation Reports First Quarter 2015 Results
SPOKANE, Wash - April 22, 2015 - Potlatch Corporation (Nasdaq: PCH) today reported net income of $5.7 million, or $0.14 per diluted share, on revenues of $134.1 million for the quarter ended March 31, 2015. Net income was $20.3 million, or $0.50 per diluted share, on revenues of $139.6 million in the first quarter of 2014.
"We are surprised and disappointed that lumber prices have fallen since the start of the year," said Mike Covey, chairman and chief executive officer. "We believe that the U.S. housing recovery will continue and that building activity will increase to at least 1.1 million starts this year as the weather improves. We expect lumber prices will recover and that we will post stronger results in the second half of the year," concluded Mr. Covey.
Financial Highlights
(millions, except per-share data)

	Q1 2015	Q4 2014	Q1 2014
Revenues	$134.1	$146.2	$139.6
Net income	$5.7	$20.1	$20.3
Net income per diluted share	$0.14	$0.49	$0.5
Distribution per share	$0.375	$0.375	$0.35
Net cash from operations	$24.4	$23.7	$40.0
Cash and short-term investments at end of period	$28.0	$31.0	$76.3

Business Performance: Q1 2015 vs. Q4 2014
Resource
Resource’s operating income was $15.0 million on revenues of $54.0 million in the first quarter, compared to operating income of $23.9 million on revenues of $69.2 million in the fourth quarter of 2014. Harvest volumes were seasonally lower in the Northern and Southern regions. Northern sawlog price realizations decreased 10% per ton in the quarter due to seasonal factors and lower log prices indexed to lumber prices. Southern pine sawlog prices were relatively flat compared to the fourth quarter. However, due to a lower mix of hardwood logs, average prices for total Southern sawlogs declined 13%.
Wood Products
Wood Products’ operating income was $3.5 million on revenues of $89.2 million in the first quarter, compared to operating income of $9.1 million on revenues of $88.7 million in the fourth quarter of 2014. Lumber shipments were down slightly and the average lumber price realized was 2% lower in the first quarter. The magnitude of the price decline was muted somewhat by a favorable shift to include cedar in the mix in the first quarter. Log costs also remained under pressure in the Lake States due to pulp mill demand in the region.
Real Estate
Real Estate’s operating income was $1.6 million on revenues of $3.1 million in the first quarter, compared to operating income of $1.6 million on revenues of $4.1 million in the fourth quarter of 2014. The margin increased in the first quarter due to mix.
Conference Call Information
A live conference call and webcast will be held today, April 22, 2015, at 9 a.m. Pacific Time (noon Eastern Time). Investors may access the webcast at www.potlatchcorp.com by clicking on the Investor Resources link or by conference call at 1-866-393-8403 for U.S./Canada and 1-706-679-7929 for international callers. Participants will be asked to provide conference I.D.

number 11029310. Supplemental materials that will be discussed during the call are available on the website.
A replay of the conference call will be available two hours following the call until April 29, 2015 by calling 1-800-585-8367 for U.S./Canada or 1-404-537-3406 for international callers. Callers must enter conference I.D. number 11029310 to access the replay.
About Potlatch
Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.6 million acres of timberland in Alabama, Arkansas, Idaho, Minnesota and Mississippi. Potlatch, a certified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary. More information about Potlatch can be found on the company’s website at www.potlatchcorp.com.
Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, statements about our expectations regarding future company performance; the direction of our business markets; the state of the domestic housing market; housing starts; business conditions in our Resource and Wood Products segments; lumber pricing; sawlog pricing; 2015 harvest levels; performance of our Wood Products, Resource and Real Estate segments in 2015; earnings growth; and similar matters. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in timberland values; changes in timber harvest levels on the company's lands; changes in timber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in the level of construction activity; changes in Chinese demand; changes in tariffs, quotas and trade agreements involving wood products; currency fluctuation; changes in demand for our products; changes in production and production capacity in the forest products industry; competitive pricing pressures for our products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; changes in raw material, fuel and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

Potlatch Corporation
Consolidated Statements of Income
Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended
	March 31,
	2015	2014
Revenues	$134,125	$139,579
Costs and expenses:
Cost of goods sold	107,772	98,593
Selling, general and administrative expenses	12,326	9,677
	120,098	108,270
Operating income	14,027	31,309
Interest expense, net	(8,069)	(5,460)
Income before income taxes	5,958	25,849
Income taxes	(302)	(5,499)
Net income	$5,656	$20,350

Net income per share:
Basic	$0.14	$0.50
Diluted	0.14	0.50
Distributions per share	$0.375	$0.35
Weighted-average shares outstanding (in thousands):
Basic	40,802	40,561
Diluted	40,885	40,682

Potlatch Corporation
Condensed Consolidated Balance Sheets
Unaudited (Dollars in thousands, except per-share amounts)

	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash	$9,144	$4,644
Short-term investments	18,885	26,368
Receivables, net	13,065	9,928
Inventories	27,518	31,490
Deferred tax assets, net	6,168	6,168
Other assets	14,555	15,065
Total current assets	89,335	93,663
Property, plant and equipment, net	68,545	65,749
Timber and timberlands, net	825,584	828,420
Deferred tax assets, net	37,076	37,228
Other assets	10,606	10,361
Total assets	$1,031,146	$1,035,421
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments on long-term debt	$27,498	$22,870
Accounts payable and accrued liabilities	54,032	49,324
Total current liabilities	81,530	72,194
Long-term debt	602,150	606,473
Liability for pension and other postretirement employee benefits	115,626	115,936
Other long-term obligations	14,849	15,752
Stockholders’ equity	216,991	225,066
Total liabilities and stockholders' equity	$1,031,146	$1,035,421

Shares outstanding (in thousands)	40,676	40,605
Working capital	$7,805	$21,469
Current ratio	1.1:1	1.3:1

Potlatch Corporation
Condensed Consolidated Statements of Cash Flows
Unaudited (Dollars in thousands)

	Three Months Ended
	March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,656	$20,350
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, depletion and amortization	8,504	6,104
Basis of real estate sold	408	4,622
Change in deferred taxes	(936)	(164)
Employee benefit plans	1,723	(178)
Equity-based compensation expense	1,136	908
Other, net	(501)	(581)
Working capital and operating related activities	8,447	8,923
Net cash from operating activities	24,437	39,984
CASH FLOWS FROM INVESTING ACTIVITIES
Change in short-term investments	7,483	(14,699)
Property, plant and equipment	(4,810)	(2,168)
Timberlands reforestation and roads	(2,734)	(1,469)
Other, net	309	108
Net cash from investing activities	248	(18,228)
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to common stockholders	(15,253)	(14,206)
Employee tax withholdings on equity-based compensation	(1,407)	(1,068)
Change in book overdrafts	(3,551)	(2,636)
Other, net	26	(68)
Net cash from financing activities	(20,185)	(17,978)
Change in cash	4,500	3,778
Cash at beginning of period	4,644	5,586
Cash at end of period	$9,144	$9,364

Potlatch Corporation
Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended
	March 31,
	2015	2014
Revenues:
Resource	$53,955	$51,905
Wood Products	89,233	87,804
Real Estate	3,111	14,439
	146,299	154,148
Elimination of intersegment revenues - Resource	(12,174)	(14,569)
Total consolidated revenues	$134,125	$139,579

Operating income:
Resource	$14,978	$16,224
Wood Products	3,500	12,707
Real Estate	1,599	8,271
Eliminations and adjustments	2,975	842
	23,052	38,044
Corporate	(9,025)	(6,735)
Operating income	14,027	31,309
Interest expense, net	(8,069)	(5,460)
Income before income taxes	$5,958	$25,849

Depreciation, depletion and amortization:[1]
Resource	$6,254	$3,916
Wood Products	1,576	1,529
Real Estate	15	15
	7,845	5,460
Corporate	659	644
Total depreciation, depletion and amortization	$8,504	$6,104

Basis of real estate sold:
Real Estate	$471	$5,167
Eliminations and adjustments	(63)	(545)
Total basis of real estate sold	$408	$4,622

[1]
The presentation of depreciation, depletion, and amortization in Segment Information and the Condensed Consolidated Statements of Cash Flows includes amortization of bond discounts and deferred loan fees. Bond discounts and deferred loan fees are recorded in Interest expense, net in the Consolidated Statements of Income.